Exhibit 4.3

SECOND AMENDMENT
TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

This SECOND AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P. (this “Amendment”), is made as of December 31, 2013 by and among American Realty Capital New York Recovery REIT, Inc., a Maryland corporation, in its capacity as the general partner (the “General Partner”) of New York Recovery Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and New York Recovery Advisors, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the “Initial Limited Partner”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 12, 2012, as amended by that First Amendment to the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 28, 2012 (the “Partnership Agreement”).

RECITALS:
WHEREAS, pursuant to Section 14.1 of the Partnership Agreement, the parties hereto desire to make certain amendments to the Partnership Agreement to specially allocate depreciation deductions to the Initial Limited Partner, who has agreed to bear the economic risk of loss with respect to such depreciation;
NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Subparagraph 1(c)(iv) of Exhibit B of the Partnership Agreement is amended by deleting the word “$10,000,000” and replacing it with the word “$50,000,000.”
2.    The execution, delivery and effectiveness of this Amendment shall not operate (a) as an amendment or modification of any provision, right or obligation of any Partner under the Partnership Agreement except as specifically set forth in this Amendment or (b) as a waiver or consent to any subsequent action or transaction.
3.    This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
4.    This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.
5.    This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

By:     /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer

INITIAL LIMITED PARTNER:

NEW YORK RECOVERY ADVISORS, LLC

By:      /s/ Nicholas S. Schorsch
Name:    Nicholas S. Schorsch
Title: Chairman and Chief Executive Officer